FOR IMMEDIATE RELEASE

Jan. 7, 1997 -- NationsBank today entered a new era with the closing of its merger with Boatmen's Bancshares Inc.

"The combination of NationsBank and Boatmen's creates one of the most powerful financial institutions in the country," said Hugh L. McColl Jr., chief executive officer of NationsBank.

"The `new NationsBank' now provides more than 13 million customer households unmatched financial services and our shareholders increased value for their investment. Perhaps most important, we will be more able than ever to make a positive difference in the communities where we do business."

The NationsBank retail franchise now spans a 16-state region -- Arkansas, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia -- and the District of Columbia.

On Sept. 30, 1996, the combined company would have been the fourth-largest U.S. banking company and would have had reported assets of approximately $225 billion.

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Contact: Todd Rubenson     704 386-4401

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